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                       J. BAKER, INC.                                 EXHIBIT 5
                    555 Turnpike Street
                     Canton, MA 02021

                                             April 24, 1996

J. Baker, Inc.
555 Turnpike Street
Canton, MA 02021
                                 RE: J. Baker, Inc. Registration Statement
                                     on Form S-3 (the "Registration Statement")
Gentlemen:

         This opinion relates to an aggregate of up to 36,949 shares of Common Stock, par value $.50 per share, of J. Baker, Inc. (the "Company"), which are the subject of the above-referenced Registration Statement filed with the Securities and Exchange Commission on April 24, 1996.

         The shares covered by the Registration Statement (the "Shares") are being sold by the Selling Stockholders named in the Registration Statement (the "Selling Stockholders"). I have examined the Articles of Organization and Bylaws of the Company, all as amended to date; such records of the corporate proceedings of the Company as I deemed material; the Registration Statement and all exhibits thereto; and such other certificates, receipts, records and documents as I deemed necessary for the purpose of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are legally issued, fully paid and non-assessable.

         The foregoing assumes that all steps necessary to comply with the registration requirements of the Securities Act of 1933, as amended, and with applicable requirements of state law regulating the sale of securities will be duly taken.

         I understand that this opinion is to be used in connection with the Registration Statement. I consent to the filing of this opinion with the Registration Statement.

                                             Very truly yours,


                                             /s/ Mark T. Beaudouin
                                             ------------------------------
                                             Mark T. Beaudouin, Esq.